Exhibit 3.73.3

Form LLC-5.25
September 2004

Secretary of State Jesse White
Department of Business Services
Liability Limitation Division
351 Howlett Building
501 S. Second St.
Springfield, IL 62756
www.cyberdriveillinois.com

Illinois
Limited Liability Company Act
Articles of Amendment

Filing Fee (see instructions on reverse)
SUBMIT IN DUPLICATE
Must be typewritten

This space for use by Secretary of State

06/14/05
Filing Fee: $150
Approved:
FILE #: 00098299 This space for use by Secretary of State. [FILED]
Payment may be made by business firm check payable to Secretary of State. (If check is returned for any reason this filing will be void.)
1.	Limited Liability Company name: Commerce Nursing Homes, L.L.C.

2.	These Articles of Amendment are effective on ☑ the file date or ☐ a later date being ____________________, not to exceed 30 days after the file date (check applicable box).

3.	The Articles of Organization are amended as follows (check applicable item(s) below):
☑ a)	Admission of a new member (give name and address below).*

☐ b)	Admission of a new manager (give name and address below).*

☐ c)	Withdrawal of a member (give name below).*

☑ d)	Withdrawal of a manager (give name below).*

☐ e)	Change in the address of the office at which the records required by Section 1-40 of the Act are kept (give new address, including county below).

☐ f)	Change of registered agent and/or registered agent’s office (give new name and address, including county below). (Address change of P.O. Box and c/o are unacceptable.)

☐ g)	Change in the Limited Liability Company’s name (list below).

☐ h)	Change in date of dissolution or other events of dissolution enumerated in item 6 of the Articles of Organization.

☑ i)	Other (give information in space provided below).

*	Changes in members/managers may, but are not required to, be reported in an amendment to the Articles of Organization.
Additional information:

3.(a) A new member: Aviv Financing I, L.L.C. 2 North LaSalle Street, Suite 725 Chicago, Illinois 60602

3.(d) Withdrawal of managers: Zev Karkomi Craig M. Bernfield

3.(i) Management is changing from manager managed to member managed.
(over)
Printed by authority of the State of Illinois — December 2004 — 20M — LLC 11.7

0009-829-9
LLC-5.25	06/14/05

4.	Check the appropriate box below (Box A or Box B must be checked):
☐	A.	This amendment was approved by not less than the minimum number of managers necessary to approve the amendment, and member action was not required.

☑	B.	This amendment was approved by not less than a minimum number of members necessary to approve the amendment.
5.	I affirm, under penalties of perjury, having authority to sign hereto, that these Articles of Amendment are to the best of my knowledge and belief, true, correct and complete.

Dated	June 13th	,	2005	.
	(Month & Day)		(Year)

/s/ Zev Karkomi
(Signature)

Zev Karkomi, Manager
(Type or Print Name and Title)

(If the member or manager signing this document is a company or other entity, state name of company and indicate whether it is a member or manager of the Limited Liability Company.)

Filing Fee:	If only item 3f is checked on the front page, indicating that the only change reported is a change in the registered agent and/or registered office, the filing fee is $35. In all other cases, the filing fee is $150.
Printed by authority of the State of Illinois — December 2004 — 20M — LLC 11.7